UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

April 22, 2020 (April 20, 2020) Date of Report (Date of earliest event reported)

Sonic Foundry, Inc. (Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30407 (Commission File Number)	39-1783372 (IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703 (Address of principal executive offices)	(608) 443-1600 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Following the approval of the Board of Directors, the Company and First Business Bank entered into a $2,314,815 Promissory Note (the "Promissory Note") under the Paycheck Protection Program (PPP) contained within the new Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP loan has a term of two years, is unsecured, and is guaranteed by the U.S. Small Business Administration. The loan carries a fixed interest rate of 1% per annum, with the first six months of interest deferred. Under the terms of the CARES Act, the Company will be eligible to apply for forgiveness of all loan proceeds used for payroll costs, rent, utilities, and other qualifying expenses during the eight-week period following receipt of the loan, provided the Company maintains its employment and compensation within certain parameters during such period, and provided further that not more than 25% of the amount forgiven can be attributable to non-payroll costs. Any amount not forgiven is due in equal installments of principal and interest beginning seven months from the date of the Promissory Note through the maturity date of two years from the date of first disbursement.

The note was effective upon receipt of funds on April 20, 2020.

The foregoing description of the Promissory Note does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Promissory Note which is incorporated by reference into this Item 1.01 by reference to Exhibit 10.1 to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Item 1.01 is hereby incorporated by reference.
Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits

10.1	Promissory Note between the Company and First Business Bank dated April 20, 2020.

EXHIBIT LIST

NUMBER DESCRIPTION

10.1	Promissory Note between the Company and First Business Bank dated April 20, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.
(Registrant)

April 21, 2020

By:	/s/ Kenneth A. Minor
By:	Kenneth A. Minor
Title:	Interim Chief Financial Officer